Salomon Brothers Global High Income Fund

Sub-Item 77E (Legal Matters Investment Company Act Section 19(a) and 34(b))

Registrant incorporates by reference Registrant's Supplement
Dated SEPTEMBER 21, 2005 filed on SEPTEMBER 21, 2005.
(Accession No. 0001193125-05-189294)


Sub-Item 77E (Legal Matters  Advisers Act Section 206(1) and 206(2))

Registrant incorporates by reference Registrant's Supplement
Dated JUNE 2, 2005 filed on JUNE 2, 2005.
(Accession No. 0001193125-05-119284)